Union Bankshares, Inc.
Dividend Announcement
Exhibit 99.2


On October 4, 2000 the Board of Directors of Union Bankshares, Inc. (AMEX -
UNB) declared a quarterly dividend on its common stock of 26 cents per share payable October 17, 2000 to shareholders of record October 14, 2000. This is an increase from the previous quarter's dividend from 24 cents per share to 26 cents per share.